Exhibit 10.2
AMENDMENT TO RESTRICTED STOCK AGREEMENTS
THIS AMENDMENT TO RESTRICTED STOCK AGREEMENTS (“Amendment”), dated as of July 27, 2010 (“Effective Date”), is entered into by and between _____ (“Employee”) and Health Grades, Inc. (the “Company”), a Delaware corporation, with its principal offices at 500 Golden Ridge Road, Suite 100, Golden, CO 80401. The parties hereby agree to be bound by the following terms and conditions.
Recitals
This Amendment is entered into with reference to the following facts:
A.	Employee is the holder of _____ Restricted Shares of the Company;

B.	The Company and Employee entered into Restricted Stock Agreements (the “Agreements”) on each of the Grant Dates set forth in the attached Participant Statement;

C.	The Company and Employee wish to amend the terms of each of the Agreements to modify the definition of “Change in Control” as set forth in this Amendment;

D.
The Company and Employee wish to amend the terms of each of the Agreements to restrict the application of the Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) related limitations to apply only to those situations in which the reductions will be beneficial to the Employee on an after tax basis.

Amendment
NOW, THEREFORE, the parties hereto agree to amend each of the Agreements as follows:
A.	Section 5 of the Agreements shall be amended to read as follows:
“5. Change in Control. (a) A “Change in Control” of the Company shall be deemed to have occurred immediately prior to the “Acceptance Time” so that at such time, the vesting of any outstanding Restricted Shares will be immediately accelerated and all restrictions thereon shall lapse and Grantee may tender the net amount of the shares of Company Stock received on settlement into the Offer if Grantee elects to do so. The terms Acceptance Time and Offer shall have the meanings set forth in the Agreement and Plan of Merger proposed to be entered into among the Company, Mountain Acquisition Corp. and Mountain Merger Sub Corp. on or about July 27, 2010 (the “Merger Agreement”). Grantee hereby acknowledges that in the event of a Change in Control pursuant to this Section 5(a), the Company shall withhold such number of shares of Company Stock as is necessary to satisfy any federal and state income taxes or other taxes that are required to be withheld from the Grantee upon the vesting of the Restricted Shares. The Grantee further agrees that if the Grantee elects to tender the net number of shares of Company Stock received on settlement into the Offer, the Grantee hereby agrees to cooperate with the Company and execute all documentation necessary to effectuate the foregoing.
(b) Notwithstanding the foregoing, the Company and Grantee agree that if the Acceptance Time does not occur on or before the End Date, as defined in the Merger Agreement, or in the event that the Merger Agreement is otherwise abandoned or terminated, Section 5(a) shall become null and void, and a “Change in Control” of the Company shall have the meaning given to the term “Change of Control” in the Plan.”

B.	Section 9 of the Agreements shall be amended to read as follows:
“9. Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, if, with respect to Grantee, the acceleration of the vesting of Restricted Shares as provided in Section 3 of this Agreement (which acceleration could be deemed a payment within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), together with any other payments which Grantee has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (together the “payments”), would constitute an “Excess Parachute Payment” (as defined in Section 280G(b)(1) of the Code), then the payments provided to Grantee under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment to be provided to Grantee, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). Grantee agrees to take such action as Employer reasonably requests to mitigate or challenge the application of such tax, provided that Employer shall supply such counsel and expert advice, including legal counsel and accounting advice, as may reasonably be required, and shall be responsible for the payment of such experts’ fees. In the event that any payment intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Agreement, Grantee will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 9. Employer will provide Grantee with all information reasonably requested by Grantee to permit Grantee to make such designation. In the event that Grantee fails to make such designation within five (5) business days of receiving such information, Employer may effect such reduction in any manner it deems appropriate.”
Except as expressly provided in this Amendment, all other terms, conditions, and provisions of the Agreements shall continue in full force and effect as provided therein and neither party waives any rights, or modifies or revises the parties’ obligations thereunder.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the Effective Date set forth above.

Health Grades, Inc.	NAME

By (signature):	By (signature):

Name:	Name:

Title:	Title:

Date:	Date: